SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2010

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2010, the People Resources Committee (“PRC”) of the Board of Directors of CIGNA Corporation (the “Company”) approved changes to the long-term incentive component of its executive compensation program.  Specifically, beginning with the 2010 annual grant, the portion of an executive’s long-term incentive that was previously delivered in Strategic Performance Units (“SPUs”) will now be delivered in Strategic Performance Shares (“SPSs”).

Unlike the SPU program which was generally denominated in cash, the newly adopted SPS program will be denominated in shares of the Company’s common stock.   At the beginning of each three-year performance period, the Company will award SPSs based upon (1) an individual executive’s long-term incentive target multiplied by an individual performance factor (ranging from 0-200%) and (2) the stock price at the time of the award.   At the end of the three-year performance period, the PRC will assess Company results against the goals set at the beginning of the period to determine the number of SPSs earned and paid out.   The SPSs earned and actually issued to eligible executives will range from 0-200% of the SPSs awarded at the beginning of the performance period, and the actual number will depend on the degree to which the Company achieves the goals set at the time of grant.  By tying the value of the SPS payout to the Company’s share price and performance, the SPS program further aligns management’s awards with shareholder interests.

In addition, the PRC approved the elimination of excise tax gross-up provisions that executive officers had been eligible to receive with respect to payments in connection with a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: March 1, 2010	By:	/s/ Nicole S. Jones
Nicole S. Jones
Deputy General Counsel and
Corporate Secretary